Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended March 3, 2007.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Minneapolis, MN
June 28, 2007